Exhibit 99.1

ContraFect Announces Third Quarter 2018 Financial Results

YONKERS, NY – November 8, 2018 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the third quarter ended September 30, 2018.

“We made meaningful steps this past quarter in both the clinical and corporate sides of our business, including completing enrollment in our ongoing Phase 2 clinical trial of exebacase and securing funding that extends our cash runway into the first quarter of 2020,” said Steven C. Gilman, Ph.D., Chairman and Chief Executive Officer of ContraFect. “In addition to these key milestones, our R&D team presented data on our lysins at scientific meetings and on a panel at a recent FDA-sponsored workshop during the quarter. This progress across our business gives us strong momentum as we look towards topline data from our study of exebacase later this year.”

Recent Highlights

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In October 2018, the Company presented data from its exebacase (CF-301) program at ID Week, which compared the activity of exebacase against Staphylococcus aureus (Staph aureus) isolates from the patients enrolled in the ongoing Phase 2 clinical trial to the activity against contemporary surveillance isolates.

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In September 2018, the Company completed enrollment in its multi-center, multi-national Phase 2 clinical trial of its lead lysin product candidate, exebacase, for the treatment of bacteremia and endocarditis caused by Staph aureus, including MRSA. As of the end of the third quarter, there have been no serious adverse events which we have determined are related to study drug. The Company continues to expect topline data from the study in the fourth quarter of 2018.

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In September 2018, the Company presented data from its exebacase program at the European Society for Clinical Microbiology and Infectious Diseases (ESCMID)/American Society for Microbiology (ASM) Conference on Drug Development to Meet the Challenge of Antimicrobial Resistance in Lisbon, Portugal, which included data that demonstrated CF-301’s ability to re-sensitize methicillin-resistant Staph aureus (MRSA) to penicillin derivatives and first generation cephalosporins, both in vitro and in the rabbit infective endocarditis model.

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In August 2018, our Chief Medical Officer, Cara Cassino, M.D., was invited to participate as a panel member at a Food and Drug Administration sponsored public workshop entitled “Development of Non-Traditional Therapies for Bacterial Infections”, where Dr. Cassino discussed the Company’s experience with the exebacase (CF-301) program and provided industry perspective on the development of nontraditional antimicrobials.

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In July 2018, the Company completed an underwritten public offering of common stock, including the full exercise of the overallotment option granted to the underwriters, resulting in net proceeds to the Company of approximately $10.4 million after underwriting discounts and commissions and the underwriter’s offering expenses payable by the Company.

Third Quarter 2018 Financial Results

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Research and development expenses were $5.7 million for the third quarter of 2018 compared to $4.9 million in the comparable period in 2017. The increase was primarily due to increased spending on other research and development activities including increased spending for internal laboratory costs, external preclinical and research services, and professional fees.

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General and administrative expenses were $2.1 million for the third quarter of 2018 compared to $1.8 million in the comparable period in 2017. The increase was primarily due to costs related to the Company’s intellectual property portfolio which includes patent filing, prosecution and maintenance fees.

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Net loss was $4.8 million, or $0.06 per share, for the third quarter of 2018 compared to a net loss of $1.6 million, or $0.02 per share, for the comparable period in 2017. The increase in net was primarily due to a $0.05 per share decrease in the non-cash gain for the change in fair value of warrant liabilities.

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As of September 30, 2018, ContraFect had cash, cash equivalents and marketable securities of $37.6 million, compared to $46.9 million as of December 31, 2017. The Company anticipates that its current cash, cash equivalents and marketable securities are sufficient to fund operations into the first quarter of 2020.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staph aureus) and influenza. ContraFect’s lead product candidate, exebacase (CF-301), is currently in a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis and is the first lysin to enter clinical studies in the U.S. ContraFect is also conducting research focused on the discovery of lysins to target Gram-negative bacteria.

About exebacase (CF-301):

Exebacase (CF-301) is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staph aureus, a major cause of blood stream infections, or bacteremia. Exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to exebacase. Combinations of exebacase with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or exebacase alone. In addition, in vitro and in vivo experiments have shown that exebacase is highly active against biofilm infections. Exebacase was licensed from The Rockefeller University and is being developed at ContraFect. It is the first lysin to enter clinical studies in the U.S.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, whether recent funding extends our cash runway into the first quarter of 2020, statements regarding business progress, the timing and expectation of topline data from the study, whether the serious adverse events in the study were related to study drug, statements regarding exebacase (CF-301) data,, whether our current cash, cash equivalents and marketable securities are sufficient to fund operations into the first quarter of 2020, our ability to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses, whether our initial product candidates can treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staph aureus) and influenza, our ability to continue research focused on the discovery of lysins targeting Gram-negative bacteria, whether exebacase (CF-301) has potent bactericidal activity against Staph aureus, or bacteremia, and whether it can be a first in class treatment for Staph aureus bacteremia, whether resistance is less likely to develop by targeting a conserved region of the bacterial cell wall, whether combinations of exebacase (CF-301) with standard of care antibiotics significantly increases bacterial killing and survival in animal models of disease when compared with antibiotics or exebacase (CF-301) alone, whether exebacase (CF-301) is highly active against biofilm infections, and statements regarding our balance sheet and financial results. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$10,955,352	$6,995,046
Marketable securities	26,645,137	39,858,864
Prepaid expenses and other current assets	1,803,381	1,848,063

Total current assets	39,403,870	48,701,973
Property and equipment, net	1,117,128	1,093,903
Other assets	355,420	393,603

Total assets	$40,876,418	$50,189,479

Liabilities and stockholders’ equity
Current liabilities	$5,440,271	$4,420,668
Warrant and other liabilities	36,137,509	14,575,366

Total liabilities	41,577,780	18,996,034

Total stockholders’ (deficit) equity	(701,362)	31,193,445

Total liabilities and stockholders’ equity	$40,876,418	$50,189,479

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,710,455	$4,934,788	$15,698,129	$12,893,655
General and administrative	2,088,835	1,800,400	6,581,784	6,265,668

Total operating expenses	7,799,290	6,735,188	22,279,913	19,159,323

Loss from operations	(7,799,290)	(6,735,188)	(22,279,913)	(19,159,323)
Other (expense) income:
Interest income	174,778	123,960	490,170	245,979
Other expense	—	(905,014)	—	(905,014)
Change in fair value of warrant liabilities	3,246,765	5,941,144	(21,830,377)	9,058,208

Total other income (expense)	3,421,543	5,160,090	(21,340,207)	8,339,173

Net loss	$(4,377,747)	$(1,575,098)	$(43,620,120)	$(10,760,150)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.06)	$(0.02)	$(0.58)	$(0.22)

Basic and diluted weighted average shares outstanding	77,447,599	64,960,354	74,934,774	49,509,486

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s registered sale of securities in August 2018 and July 2017.

The Company’s financial position as of September 30, 2018 and results of operations for the three and nine months ended September 30, 2018 and 2017 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2017 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contact

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Matthew Shinseki

Stern Investor Relations

Tel: 212-362-1200

Email: matthew@sternir.com